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                                                                 Exhibit 10.1.16

                                  July 22, 1996

Norton Rose
19301 Shaker Boulevard
Shaker Heights, OH  44122

Dear Norton:

         This will confirm the arrangements and the authorization of the outside directors sitting as the Audit Committee of Telxon for you to act as its delegate to the Management of Telxon in the following respects:

         1. To work with senior management, including but not limited to Frank Brick, Ken Haver and Gerry Gabriel, making available to them the experience you bring as a former operating officer of and consultant to public, as well as private, companies.

         2. To analyze existing operating systems and processes with a view toward assessing them for the Board and recommending improved systems and processes, if necessary, to Management and the Board.

         3. To assist Management in recruiting, training and integrating additional operating Management personnel, if appropriate.

         4.  To provide the Audit Committee with meaningful and timely reports.

         In this capacity, you will have no Management personnel reporting to you, but Management will be requested to cooperate in every respect with you as you pursue the above-recited goals and functions on behalf of the Audit Committee.

         You, in turn, will report only and directly to the Audit Committee and the full Board.

         In order to insure your complete independence, you are being engaged in this role by the outside directors, again sitting as the Audit Committee, and your compensation has been negotiated and agreed to by that Committee and is not subject to any action by Management, other than to implement your compensation payments as outlined below.

         We are requesting that you set with Management the days and the times for your involvement but that you agree to provide approximately sixty days per annum, commencing July 1, 1996, through and terminating December 31, 1997, for a total envisioned commitment of ninety working days on your part. In return, your compensation would be at a rate of $3,500 per day, or a pro rata payment for part days, together with any reasonable and approved expenses which you may incur, including travel, telephone, fax, computer, automobile, etc. If any Company benefits are available, this can be explored and mutually agreed upon, such as health, accident, etc.

         You have explained to us that in order to provide for the time, commitment and scheduling which we are requesting, it will be necessary for you to resign from or forego certain


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Norton Rose
July 22, 1996
Page -2-

other boards and consultative positions. As a consequence, and in recognition of that as well as the importance which we place on this assignment, we are also authorizing a severance package of $150,000 payable over a twelve month period from January 1, 1998 through December 31, 1998.

         If, for any reason, your services are terminated other than by reason of your death, disability, voluntary withdrawal, or termination for cause (generally defined as dishonesty, gross neglect or dereliction of responsibilities), you will receive a lump sum payment of the remaining unpaid balance of your engagement compensation, plus your one-year severance package.

         All of the above functions and compensation are to be in addition to and totally separate and distinct from your ongoing function and compensation as a member of the Board of Directors and various Board committees of Telxon. In this additional capacity, you of course will continue to be entitled to and covered by all protections otherwise afforded you as a Telxon director, including but not limited to appropriate corporate indemnification and insurance coverage.

         Hopefully, this recites sufficiently the essence of our agreement; if so, will you please indicate such by signing and returning the copy enclosed for that purpose.

                                             THE TELXON CORPORATION
                                             AUDIT COMMITTEE

                                             /s/ Richard Bogomolny
                                             ---------------------------------
                                             Richard Bogomolny, Chairman

                                             /s/ Raj Reddy
                                             ---------------------------------
                                             Raj Reddy

                                             /s/ Robert A. Goodman
                                             ---------------------------------
                                             Robert A. Goodman

                                             Agreed to:

                                             /s/ Norton Rose
                                             ---------------------------------
                                             Norton Rose
                                             July 23, 1996